Exhibit 99.1

FOR IMMEDIATE RELEASE

AMAG Pharmaceuticals Announces Update to Feraheme® Label

LEXINGTON, MA (June 21, 2011) — AMAG Pharmaceuticals, Inc. (NASDAQ: AMAG) today announced that the company has updated the product label for Feraheme® (ferumoxytol) Injection for Intravenous (IV) use.  This update is based on the U.S. Food and Drug Administration’s approval of the company’s Label Supplement submission, which included additional post-marketing safety data. Feraheme is indicated for the treatment of iron deficiency anemia in adult chronic kidney disease (CKD) patients.

The updated product label, also called a package insert includes, among other things:

•                  Modifications to the Contraindications section removing “evidence of iron overload” and “anemia not caused by iron deficiency.”

•                  Modifications to the Hypersensitivity Reactions language of the Warnings and Precautions section to include:

•                  The following revised text: “serious hypersensitivity reactions, including anaphylactic-type reactions, some of which have been life-threatening and fatal, have been reported in patients receiving Feraheme,” and

•                  A decrease in the observation period to monitor patients for signs and symptoms of hypersensitivity during and following Feraheme administration from 60 minutes to 30 minutes.

“We are pleased that the post-marketing safety data support reverting back to a 30-minute monitoring period following Feraheme administration,” commented Brian J.G. Pereira, MD, President and Chief Executive Officer of AMAG Pharmaceuticals, Inc. “The dosing schedule of Feraheme allows for a full course of IV iron to be delivered in two doses, just three to eight days apart. This dosing schedule, combined with the revised observation period, supports the differentiation of Feraheme in the marketplace.”

About AMAG Pharmaceuticals, Inc.

AMAG Pharmaceuticals, Inc. is a biopharmaceutical company focused on the development and commercialization of a therapeutic iron compound to treat iron deficiency anemia. For additional company information, please visit www.amagpharma.com.

About Feraheme
In the United States, Feraheme® (ferumoxytol) Injection for Intravenous (IV) use is indicated for the treatment of iron deficiency anemia in adult chronic kidney disease (CKD) patients. Feraheme received marketing approval from the U.S. Food and Drug Administration on June 30, 2009 and was commercially launched by AMAG in the U.S. shortly thereafter. For additional product information, please visit www.feraheme.com.

Important Safety Information About Feraheme

Indication and contraindications

Feraheme is indicated for the treatment of iron deficiency anemia in adult patients with chronic kidney disease. Feraheme is contraindicated in patients with known hypersensitivity to Feraheme or any of its components.

Warnings and precautions

Serious hypersensitivity reactions, including anaphylactic-type reactions, some of which have been life-threatening and fatal, have been reported in patients receiving Feraheme.  Observe patients for signs and symptoms of hypersensitivity during and after Feraheme administration for at least 30 minutes and until clinically stable following completion of each administration.  Only administer the drug when personnel and therapies are immediately available for the treatment of anaphylaxis and other hypersensitivity reactions. Anaphylactic type reactions, presenting with cardiac/cardiorespiratory arrest, clinically significant hypotension, syncope, and unresponsiveness have been reported in the post-marketing experience. In clinical studies, serious hypersensitivity reactions were reported in 0.2% (3/1,726) of subjects receiving Feraheme. Other adverse reactions potentially associated with hypersensitivity (e.g., pruritus, rash, urticaria or wheezing) were reported in 3.7% (63/1,726) of subjects. Severe adverse reactions of clinically significant hypotension have been reported in the post-marketing experience. In clinical studies, hypotension was reported in 1.9% (33/1,726) of subjects, including three patients with serious hypotensive reactions. Monitor for signs and symptoms of hypotension following each Feraheme injection. Excessive therapy with parenteral iron can lead to excess storage of iron with the possibility of iatrogenic hemosiderosis. Patients should be regularly monitored for hematologic response during parenteral iron therapy, noting that lab assays may overestimate serum iron and transferrin bound iron values in the 24 hours following administration of Feraheme. As a superparamagnetic iron oxide, Feraheme may transiently affect magnetic resonance diagnostic imaging studies for up to 3 months following the last Feraheme dose. Feraheme will not affect X-ray, CT, PET, SPECT, ultrasound, or nuclear imaging.

Adverse reactions

In clinical trials, the most commonly occurring adverse reactions in Feraheme treated patients versus oral iron treated patients reported in > 2% of chronic kidney disease patients were diarrhea (4.0% vs. 8.2%), nausea (3.1% vs. 7.5%), dizziness (2.6% vs. 1.8%), hypotension (2.5% vs. 0.4%), constipation (2.1%

vs. 5.7%) and peripheral edema (2.0% vs. 3.2%). In clinical trials, adverse reactions leading to treatment discontinuation and occurring in 2 or more Feraheme treated patients included hypotension, infusion site swelling, increased serum ferritin level, chest pain, diarrhea, dizziness, ecchymosis, pruritus, chronic renal failure, and urticaria.

Post-marketing safety experience

The following adverse reactions have been identified during post-approval use of Feraheme. Because these reactions are reported voluntarily from a population of uncertain size, it is not always possible to reliably estimate their frequency or establish a causal relationship to drug exposure.

The following serious adverse reactions have been reported from the post-marketing spontaneous reports with Feraheme: life-threatening anaphylactic-type reactions, cardiac/cardiorespiratory arrest, clinically significant hypotension, syncope, unresponsiveness, loss of consciousness, tachycardia/rhythm abnormalities, angioedema, ischemic myocardial events, congestive heart failure, pulse absent, and cyanosis. These adverse reactions have occurred up to 30 minutes after the administration of Feraheme injection. Reactions have occurred following the first dose or subsequent doses of Feraheme.

For full prescribing information, please visit www.feraheme.com.

AMAG Pharmaceuticals, Inc. Contacts
Amy Sullivan, 617-498-3303
Carol Miceli, 617-498-3361